Exhibit 10.1

PEMCO AVIATION GROUP, INC. SEPARATION BENEFIT PLAN

SECTION 1. INTRODUCTION AND PURPOSE

Pemco Aviation Group, Inc. (“Pemco”) has adopted this Pemco Aviation Group, Inc. Separation Benefit Plan (hereinafter “Plan”) effective as of December 1, 2006 (“Effective Date”). The Plan provides employment separation benefits under the circumstances described below to certain Eligible Employees of Pemco and certain of its Controlled Group Members. The purpose of the Plan is to encourage the Eligible Employees to remain in their positions because their services and contributions are critical to the Company’s financial success and the preservation of its assets.

SECTION 2. DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan:

(a) Base Salary. Unless otherwise provided by his or her Coverage Letter, an Eligible Employee’s rate of salary or wages as of his or her Termination Date, as reflected in the records maintained by the Company’s payroll department, that (i) includes any salary reduction contributions made on his or her behalf to any plan of the Company under Section 125 or 401(k) of the Internal Revenue Code of 1986, and (ii) excludes bonuses, commissions, overtime pay, temporary assignment shift differentials, incentive compensation, Company contributions to or benefits paid from any employee retirement or welfare plan (other than salary reduction contributions to such a plan), fringe benefits, any imputed income, and any other additional compensation or benefits provided by the Company. In the event of a Termination due to a reduction in any monetary terms and conditions of an Eligible Employee’s employment with the Company, Base Salary shall be determined as of the date immediately preceding the implementation of such reduction.

(b) Company. Pemco and any other Controlled Group Member of Pemco that, with the approval of the Plan Administrator and subject to such conditions as the Plan Administrator may impose, participates in the Plan. The Plan Administrator or a Controlled Group Member may terminate the Controlled Group Member’s participation in the Plan by written notice to each other. An entity will cease to be part of the Company, and will cease to participate in the Plan, after the date on which it ceases to be a Controlled Group Member.

(c) Controlled Group Member. A member of a controlled group of corporations of which Pemco is a member, or an unincorporated trade or business that is under common control with Pemco, all as determined under the Sections 414(b) and 414(c) of the Internal Revenue Code of 1986.

(d) Coverage Letter. The letter provided by the Plan Administrator to an Eligible Employee that is referred to in Sections 1(a), 1(e), 1(h) and 4(a)-(b) of the Plan and that that forms a part of the terms and provisions of this Plan.

(e) Eligible Employee. A Company employee who has received a Coverage Letter, if as of his or her Termination Date (which must be on or after the Effective Date), he or she (i) has not previously agreed in writing to waive eligibility for this Plan and (ii) has no employment agreement or arrangement that provides for the payment of employment separation benefits (whether entered into before or after the establishment of this Plan). Notwithstanding the immediately preceding sentence, a Company employee shall not be disqualified from Eligible Employee status because he or she has at any time entered into an employment agreement or arrangement that provides for no employment separation benefits other than payments in connection with or due to (a) the sale of any stock or assets of Pemco and/or Controlled Group Member(s) or the merger or consolidation of Pemco and/or Controlled Group Member(s), or (b) a change in the membership of the Board of Directors of Pemco and/or Controlled Group Member(s) that is a “change of control” or “change of ownership” under such an employment agreement or arrangement. The Participant status of an Eligible Employee shall nevertheless be determined in accordance with applicable Plan terms and provisions, including (without limitation), Section 3(a).

(f) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(g) Participant. An Eligible Employee who meets the requirements for receipt of benefits under the Plan, as set forth in Section 3 of the Plan. An Eligible Employee will cease being a Participant once payment of all benefits due to him or her under Section 4 of the Plan has been completed, and no person will have any further rights under the Plan with respect to such a former Participant.

(h) Participation Period. The period of days specified in an Eligible Employee’s Coverage Letter for which benefits are payable under Section 4(a)-(b) of the Plan. Regardless of any Plan and/or Coverage Letter provisions to the contrary, a Participation Period shall terminate upon the death of a Participant.

(i) Plan Administrator. An individual Company employee (i) who is not an Eligible Employee or a Participant, (ii) who is appointed in writing by the President and Chief Executive Officer of Pemco to serve as the Plan Administrator, and (iii) who acknowledges and accepts such appointment in writing. Either the President and Chief Executive Officer of Pemco or the Board of Directors of Pemco (a) may terminate a Company employee’s appointment as Plan Administrator by providing advance written notice of such termination to the employee and (b) may appoint a new Plan Administrator in accordance with this Section 2(i) upon or after the termination of a Company employee’s appointment as Plan Administrator. Upon or after receipt of a Plan Administrator’s written notification of his or her resignation, the President and Chief Executive Officer of Pemco or the Board of Directors of Pemco may appoint a new Plan Administrator in accordance with this Section 2(i). To the extent there is no effective appointment of a Plan Administrator under this Section 2(i), Pemco shall be the Plan Administrator.

(j) Reason. The involuntary termination of an Eligible Employee’s Company employment due to any one or more of the following:

(i) any act or omission by the Eligible Employee resulting or intended to result in personal gain at the expense of the Company;

(ii) the Eligible Employee’s material breach of any material provision of any employment agreement and/or neglect to properly perform material employment duties;

(iii) the improper disclosure by the Eligible Employee of proprietary or confidential information or trade secrets of the Company;

(iv) misconduct by the Eligible Employee, including, but not limited to fraud, intentional violation of or negligent disregard for the rules and procedures of the Company, dishonesty, insubordination, theft or other illegal conduct, violent acts or threats of violence, or possession of alcohol or controlled substances on the property of the Company, or any other terminable offense under the Company’s policies and practices; and/or

(v) the sale of any stock or assets of Pemco and/or Controlled Group Member(s) or the merger or consolidation of Pemco and/or Controlled Group Member(s).

For purposes of the Plan, the determination of whether a termination of employment is for Reason under this Section 2(j) will be made by the Plan Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the affected Eligible Employee.

(k) Separation Benefit. The benefit provided for by Section 4(a) of the Plan that is paid with respect to a Participation Period.

(l) Termination. Either (i) the involuntary termination of employment of an Eligible Employee from the Company that occurs after the Effective Date and prior to December 1, 2007 or (ii) a reduction in any monetary terms and conditions of the Eligible Employee’s employment with the Company (without the Eligible Employee’s advance written consent) that occurs after the Effective Date and prior to December 1, 2007. In no event will an involuntary termination of employment be considered a Termination if the involuntary termination of employment is due to Reason. An Eligible Employee’s voluntary termination of employment shall not be a Termination; provided, however, that a Termination due to a reduction in any monetary terms and conditions of employment without an Eligible Employee’s advance written consent shall not be deemed to be a voluntary termination of employment by the Eligible Employee.

(m) Termination Date. An Eligible Employee’s last day of employment on account of his or her Termination.

(n) WARN Act. Worker Adjustment and Retraining Notification Act.

SECTION 3. ELIGIBILITY FOR BENEFITS

(a) Eligibility. An Eligible Employee will become a Participant and be eligible for benefits under the Plan (i) if his or her employment with the Company ends due to a Termination and (ii) if, as of his or her Termination Date, he or she is not entitled to payment(s) under an employment agreement or arrangement due to employment termination upon or after (a) the sale of any stock or assets of Pemco and/or Controlled Group Member(s) or the merger or consolidation of Pemco and/or Controlled Group Member(s) or (b) a change in the membership of the Board of Directors of Pemco and/or Controlled Group Member(s) that is a “change of control” or “change of ownership” under such an employment agreement or arrangement. Final approval of the payment of Plan benefits is specifically reserved herein for the Plan Administrator, who also shall be responsible for the day-to-day interpretation and administration of this Plan.

(b) Changed Decisions. The Plan Administrator has the right to cancel a Termination or reschedule a Termination Date at any time before an Eligible Employee terminates employment with the Company. In the event a Termination does occur due either to the reinstatement of a cancelled Termination or to the rescheduling of a Termination, the Eligible Employee’s eligibility for benefits shall be determined in accordance with the terms and provisions of this Plan.

SECTION 4. PLAN BENEFITS

Benefits payable to a Participant under the Plan will be as follows:

(a) Separation Benefit. As specified in his or her Coverage Letter, a Participant is eligible to receive a Separation Benefit based upon his or her Base Salary and payable for his or her Participation Period. A Separation Benefit is payable in accordance with Company payroll procedures that apply to employees who have not terminated Company employment.

(b) Employee Benefit Plan Coverage. Unless otherwise provided in his or her Coverage Letter and to the extent a Participant is (and remains) eligible to receive a Separation Benefit, the Participant will remain covered during his or her Participation Period by the Company-sponsored employee benefit plan(s) under which he or she was covered immediately before his or her Termination Date; provided, however, that the extent, type and amount of such coverage shall be subject to applicable law and the terms and provisions of such employee benefit plan(s) and applicable contract(s) of insurance. Subject to the foregoing provisions of this Section 4(b) of the Plan, the terms and conditions of any such employee benefit plan coverage shall be the same as those that applied to the Participant immediately before the Termination Date.

(c) Reemployment. If a Participant is rehired by the Company, he or she will not be required to repay any benefits received under Sections 4(a) or 4(b) of the Plan; however, any payment(s) of a Separation Benefit shall cease upon rehire, and eligibility for participation in and receipt of benefits under Company employee benefit plans and programs shall be determined in accordance with the terms and provisions of such plans and programs.

(d) Integration With Other Payments. A Participant will not be eligible to receive any other severance, separation, notice or termination payments on account of employment with the Company or any other Controlled Group Member. In addition, benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act and the Paid Leave In Lieu of Notice provisions of Section 4(e) of the Plan. Should such other benefits be payable, benefits payable to a Participant under this Plan may, in the sole discretion of the Plan Administrator, be offset or, alternatively, benefits previously paid under this Plan may be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so. Notwithstanding any contrary terms or provisions of this Plan, the application and administration of this Plan shall not effectuate any change or adjustment in any payment(s) to which an Eligible Employee is entitled under an employment agreement or arrangement in connection with or due to (i) the sale of any stock or assets of Pemco and/or Controlled Group Member(s) or the merger or consolidation of Pemco and/or Controlled Group Member(s), or (ii) a change in the membership of the Board of Directors of Pemco and/or Controlled Group Member(s) that is a “change of control” or “change of ownership” under the terms and provisions of such an employment agreement or arrangement.

(e) WARN Act. If a Participant is eligible for a Separation Benefit and employee benefit plan coverage under Section 4(a)-(b) of the Plan on account of a Termination subject to the WARN Act, then, to the extent he or she has been given less than the WARN Act-required advance notice of the date active services will actually terminate, he or she will be given a Paid Leave in Lieu of Notice for the balance of the WARN Act-required advance notice period, as follows:

(i) During any Paid Leave in Lieu of Notice, the Participant will be an inactive employee but will be entitled to the same benefit plan benefits and participation rights to which he or she would have been entitled had active employment continued, except that the Participant will not accrue any paid leave or vacation days.

(ii) If the Participant dies during a Paid Leave in Lieu of Notice, the Paid Leave will end and the Base Salary that would have been received during the balance of the Paid Leave will be paid to his or her estate in a lump sum. All other Paid Leave in Lieu of Notice benefits will stop on the Participant’s date of death and neither the Participant’s estate nor anyone else will be entitled to any benefits under this Plan.

(iii) When the Participant’s Paid Leave in Lieu of Notice ends, the Participant will then be eligible for benefits under Section 4(a)-(b) of the Plan; provided, however, that the Participant’s Participation Period shall be reduced by the number of days of such Paid Leave.

The WARN Act-required advance notice period generally is 60 days, but under certain circumstances, may be less. The foregoing provisions of this Section 4(e) shall override any inconsistent provisions of the Plan.

(f) Taxes. Employment and income taxes will be deducted or withheld from benefits under the Plan to the extent required by law, as determined by the Company.

SECTION 5. AMENDMENT AND TERMINATION

(a) Termination Or Amendment By Corporate Action. Pemco reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, prospectively or retroactively, with prompt advance written notice of such termination, amendment or modification to be provided to each affected Eligible Employee or Participant at his or her last address that is known to the Plan Administrator.

(b) Automatic Termination. If Pemco does not take action to terminate the Plan, then the Plan shall automatically terminate upon the earlier of December 1, 2007 or the date as of which all benefits due to be provided under the Plan have been provided.

(c) Effect On Benefits. If the Plan is terminated, amended or modified, an Eligible Employee’s right to participate in, or receive benefits under, the Plan may be changed or eliminated. No individual may become entitled to additional benefits or other rights under the Plan after the Plan is terminated.

(d) Employment Terms And Conditions Unaffected. Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits hereunder, will be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof, and in no event will the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by the Plan. This Plan does not give any Eligible Employee any vested right to Plan benefits.

SECTION 6. MISCELLANEOUS PROVISIONS

(a) Records. The records of the Company with respect to length of employment, employment history, base pay, absences, and all other relevant matters may be conclusively relied on by the Plan Administrator.

(b) Governing Law. This Plan is an employee welfare benefit plan that is regulated by ERISA, a federal law. To the extent, if any, that state laws apply to the Plan, Alabama law shall apply (except to the extent it would require use of another state’s law).

(c) Severability. Should any provision(s) of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in Section 5 of the Plan.

(d) Incompetency. If the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator will determine, and will constitute a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

(e) Assignment And Alienation. Except as required by law and except as allowed by Section 6(h) of the Plan, the benefits payable under this Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.

(f) Plan Not A Contract Of Employment. Nothing contained in the Plan will be held or construed to create any liability upon the Company to retain any Eligible Employee in its service. All Eligible Employees will remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. Nothing in this Plan shall preclude the Company from terminating an Eligible Employee for any reason or no reason or preclude a person from being or continuing to be an at-will employee.

(g) Overpayments. If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment. The Participant shall cooperate fully with the Plan and return any overpayment.

(h) Offset For Amounts Owed To The Company. In the event that any Participant owes money to the Company at the Termination Date, the Company may offset any severance pay hereunder by the amount owed to the Company.

(i) Section 409A Compliance. Notwithstanding anything to the contrary in this Plan or the Coverage Letter, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of amounts payable under the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or any applicable regulations or guidance promulgated by the Secretary of the Treasury, the Company shall take such action as it deems necessary or advisable, including without limitation:

(i) Any amendment or modification of the Plan or a Coverage Letter to conform it to the requirements of Section 409A (including, without limitation, any amendment or modification of the terms applicable to the timing or form of any payments);

(ii) Pay to the Participant immediately or in a lump sum any amount otherwise payable to him or her, provided such payment does not violate Section 409A; and/or

(iii) Delay payment of any amounts until such amounts would otherwise not violate Section 409A.

Any such amendment or modification of the Plan or a Coverage Letter may adversely affect the rights of the Participant without his or her consent

SECTION 7. ERISA PROVISIONS

This Section 7 provides information to Eligible Employees in accordance with ERISA. As used below, “you” and “your” refer to an Eligible Employee.

(a) Claim Procedure. If you are a Participant in the Plan, you will automatically receive any benefits set forth under Section 4 of the Plan for which you are entitled. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you must file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. You will be informed of the Plan Administrator’s decision with respect to your claim within 90 days after the Plan Administrator’s receipt of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing prior to the termination of the initial 90-day period of the reason for the extension and the date by which the Plan expects to render a decision.

If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a description of the additional material or information that is relevant to your claim, and a description of the procedure and time limits you must follow to have your claim reviewed again, including a statement of your right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. If you are not notified within the 90-day (or 180-day, if extended) period that your claim has been denied, your claim will be deemed to have been denied by the Plan Administrator.

You have 60 days to appeal the decision of the Plan Administrator denying your claim in whole or in part (or the deemed denial of your claim, if applicable). Your appeal must be submitted in writing. Upon request and free of charge, you are entitled to copies of all documents, records, and other information relevant to your claim. You may submit a written statement of issues and comments, and such issues and comments will be taken into consideration without regard to whether such information was submitted or considered in the initial benefit determination.

A decision as to your appeal will be made within 60 days after the Plan Administrator receives the request for a review of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing prior to the termination of the initial 60-day period of the reason for the extension and the date by which the Plan expects to render a decision.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a statement of your ability to receive upon request and free of charge, reasonable access to and copies of all documents relevant to your claim, and a statement of your right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. If you are not notified within the 60-day (or 120-day, if extended) period that your appeal has been denied, you may consider your appeal to have been denied.

Notwithstanding any provisions in this Plan to the contrary, you must exhaust all administrative remedies under the Plan and described herein prior to filing a lawsuit, including but not limited to, the claim procedure described above.

(b) Plan Interpretation And Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has complete authority, in such person’s sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), to interpret applicable law, to make findings of fact and to determine the eligibility for, and amount of, benefits due under the Plan to Participants or any persons claiming benefits derivatively through them. All such interpretations and determinations of the Plan Administrator (whether of fact or law) will be final and binding upon all parties and persons affected thereby. If challenged in a legal proceeding, the Plan Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator.

This Section 7(b) may not be invoked by you or any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator.

(c) Your Rights Under ERISA. As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

(i) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all documents governing the Plan; and

(ii) obtain copies of all documents governing the Plan upon written request to the Plan Administrator, who may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and Pemco to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits hereunder which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(d) Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Pemco Aviation Group, Inc. Separation Benefit Plan

SPONSOR:	Pemco Aviation Group, Inc.
1943 50th Street North
Birmingham, AL 35212

EMPLOYER IDENTIFICATION NUMBER (EIN):	84-0985295

PLAN NUMBER:	501

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

PLAN YEAR:	The first Plan Year is a short Plan Year beginning December 1, 2006 and ending December 31, 2006; thereafter, the Plan Year shall begin on each January 1 and end on each December 31.

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	President and Chief Executive Officer
Pemco Aviation Group, Inc.
1943 50th Street North
Birmingham, AL 35212
(205) 592-0011

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator also will answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator at the address specified above.

All benefits under the Plan are paid out of the general assets of the Company. The Plan is not funded and has no assets.

This document constitutes the plan document required by Section 402 of ERISA and the summary plan description required by Section 102 of ERISA.

PEMCO AVIATION GROUP, INC.

By:	/s/ Ronald A. Aramini
Ronald A. Aramini, President and Chief Executive Officer

Date:	December 20, 2006